Exhibit 10.2

Amended and Restated

Gas Purchase, Gathering and Processing Agreement

Between

ARP Oklahoma, LLC

Supplier

And

SemGas, L.P.

Processor

SemGas, L.P., Agreement # 13-SG1022

Agreement Date: August 1, 2013

Agreement Effective Date: August 1, 2013

AMENDED AND RESTATED

GAS PURCHASE, GATHERING AND PROCESSING AGREEMENT

This AMENDED AND RESTATED GAS PURCHASE, GATHERING AND PROCESSING AGREEMENT (“Agreement”) (SemGas, L.P. Contract # 13-SG1022), is made and entered into by and between SEMGAS, L.P., an Oklahoma Limited Partnership, hereinafter referred to as “Processor,” and ARP OKLAHOMA, LLC, an Oklahoma Limited Liability Company, hereinafter referred to as “Supplier” and is effective as of August 1, 2013 (“Effective Date”).

WHEREAS, Supplier has certain Gas available requiring gathering services and has the right to have such Gas processed;

WHEREAS, Supplier desires to have Processor purchase, gather and process or cause the Gas to be processed;

WHEREAS, Processor desires to purchase, gather and process the Gas, or cause the Gas to be processed;

WHEREAS, Processor had a Gas Purchase, Gathering and Processing Agreement dated November 1, 2005 with Altex Resources, Inc. (“Original Agreement”);

WHEREAS, the Original Agreement was amended effective January 1, 2011 among other things to reflect the name change of Altex Resources, Inc. to Equal Energy US Inc.;

WHEREAS, the Original Agreement as amended was amended again effective September 21, 2012 to reflect the assignment from Equal Energy US Inc. to ARP Oklahoma, LLC;

WHEREAS, the parties desire to amend and restate the agreement in its entirety so that the parties’ understanding and agreement will be contained in a single document which will supersede and replace all prior agreements as of the Effective Date;

NOW, THEREFORE, in consideration of the mutual agreement and covenants herein contained, Supplier and Processor agree, as follows:

ARTICLE I

DEDICATION AND INTENT

1.1 Dedication and Gas Delivery Rights. Supplier commits and agrees to deliver and sell to Processor, and Processor agrees to receive and purchase from Supplier, all Gas produced from all formations and wells now or hereafter located upon the leases or lands described on the attached Exhibit D to this Agreement (the “Committed Area”). Supplier agrees to use commercially reasonable efforts to secure the dedication of its working interest owners either by their ratification of this Agreement or, in the alternative, Supplier will execute a Joint Operating Agreement with its working interest owners which provides that Supplier has the right to commit to this Agreement l00% of the working interest of the wells in the Committed Area. In the event that, prior to the date of the Original Agreement, Supplier had dedicated any of

Supplier’s Gas produced from the Committed Area to a third party, such interest will not be dedicated under this Agreement until the termination of the agreement with the third party. At the termination of the third party agreement, the prior dedicated interest will become dedicated to Processor under this Agreement. By virtue of oil and gas leases, fee interests, mineral interests, contractual arrangements, or other legal right, Supplier owns the right to sell during the term hereof all the Gas from the Committed Area.

1.2 Connection Obligations. Processor shall, subject to the terms hereof, have the obligation to construct and/or maintain a sufficient length of pipe designed to operate at the pressures set forth herein to connect any Gas well(s) in the Committed Area from which Supplier produces Gas that is subject to this Agreement. Supplier shall construct the required gathering pipelines and metering facilities concurrently with the development and completion of new wells within the Committed Area which are contemplated to produce Gas. Supplier shall provide Processor with sufficient information and advance notice regarding the drilling and development plans of Supplier to allow Processor to contract for services, procure equipment and materials, secure permits, right-of-way, or licenses in a prudent, timely and commercially reasonable manner. Processor and Supplier shall coordinate construction and the drilling activities of Supplier and schedules so as to minimize interference between construction and drilling activities. If Processor is unable to connect the additional well(s) within thirty (30) days after completion of such well, then Supplier shall have the option, but not the obligation, to release the subject well to a third party except in cases where such inability of Processor to connect is due to a Force Majeure condition. In the case of Force Majeure, Processor shall receive an extension until Force Majeure issue is resolved.

1.3 Remote Connections, Extension of Gathering Facilities. In the event Processor connects to Supplier’s well(s) beyond two miles from existing pipelines, then Supplier will guarantee delivery of an additional 500,000 MMBtu multiplied by the actual length in miles of each separate gathering system that is beyond two miles from existing Gathering Facilities (expressed in tenths (1/10th) of a mile) (“Additional Connect Amount”). The Supplier shall deliver to Processor the Additional Connect Amount within three years from the date of connection. In the event the full Additional Connect Amount is not provided within the allowed three years, or prior to expiration of the Agreement, Supplier agrees to pay Processor a Well Connect Fee equal to the (Additional Connect Amount less the amount actually provided toward the Additional Connect Amount at either the end of three years or as of date of expiration) multiplied by $.53. The Well Connect Fee shall be paid within 30 days of either the end of the three year period or expiration of the Agreement whichever is less. Notwithstanding the foregoing, if Supplier’s well is so remote that, in Processor’s sole judgment, Processor cannot, even with the exercise of due diligence and commercially reasonable efforts, either connect the remote well to the Gathering Facilities or secure services from a third-party processor/gatherer within thirty (30) days after completion of such well, whether any of the conditions of Article X apply or not, then Processor shall receive an extension of time, as mutually agreed to by Supplier and Processor, sufficient to complete the connection of the well and Supplier shall not have an option to release the well to a third party during the course of such extension.

1.4 Gathering and Processing. Processor will construct, own and operate a Gas pipeline and Gas gathering facilities located in the vicinity of the Committed Area within the State of Oklahoma (collectively the “Gathering Facilities”). Processor shall cause the Gas from the Committed Area measured at the Receipt Points (“Committed Gas”) to be gathered. The

Committed Gas less the Field Fuel Gas shall be referred to herein as the “Plant Inlet Volume.” Processor shall cause the Plant Inlet Volume, to be processed at Processor’s Gas processing plant(s), any future Gas processing plants installed by Processor, or at a third party Gas processing plant(s) (each a “Plant”), including, without limitation, those more particularly described on Exhibit C hereto. Processor agrees to process the Plant Inlet Volume at the Plant for the removal of Liquid Hydrocarbons contained in the Plant Inlet Volume, subject to the terms and limitations set forth herein.

1.5 Supplier’s Representative. In the event this Agreement is ratified by other working interest owners, such ratifying parties shall be bound by the terms and provisions of this Agreement as if each was a party designated “Supplier” under this Agreement. In such event, each party-Supplier hereto initially designates ARP Oklahoma, LLC to serve as their representative hereunder to do and perform all acts and duties required with respect to such party’s obligations to tender or to deliver Gas hereunder in the amounts and in the manner provided herein, to receive statements for all Gas delivered hereunder, to allocate the total volumes delivered and to receive and distribute such payments due and payable to each such party. Processor may act, and shall be fully protected in acting, in reliance upon any and all such acts and things done or performed by the representative on behalf of each such party as fully and effectively as though each had done, performed, made or executed the same. Any notice, request, demand, statement or payment to Supplier under this Agreement, shall be sent to the representative as provided herein. Such parties may change their representative and designate one (1) of their number as the new representative from time to time by delivery of written notice of such change, signed by all such parties to Processor.

ARTICLE II

DEFINITIONS

2.1 “Accounting Period” shall mean a period from nine o’clock (9:00) a.m. on the first day of a calendar month to nine o’clock (9:00) a.m. on the first day of the next succeeding calendar month, or such other mutually agreed to period of time; provided, however, that the “Initial Accounting Period” shall commence at nine o’clock (9:00) a.m. on the Initial Processing Date (as defined in Paragraph 2.19 of this Agreement) and shall continue for a period of consecutive calendar days until nine o’clock (9:00) a.m. on the first day of the next succeeding calendar month.

2.2 “Additional Connect Amount” shall have the meaning set forth in Section 1.3.

2.3 “Agreement” shall have the meaning set forth in the Preamble.

2.4 “British Thermal Unit” herein called “Btu” shall mean the amount of heat required to raise the temperature of one pound of water 1 degree from 59 to 60 degrees Fahrenheit. “MMBtu” shall mean 1,000,000 Btu’s.

2.5 “Comingled Residue Gas” shall have the meaning set forth in Section.4.2.

2.6 “Committed Area” shall have the meaning set forth in Section 1.1.

2.7 “Committed Gas” shall have the meaning set forth in Section 1.4.

2.8 “Cubic Foot of Gas” herein called “cf’ shall mean the amount of gas required to fill a cubic foot of space at a base pressure of 14.73 psia and at a base temperature of 60 degrees Fahrenheit. “Mcf’ shall mean 1,000 cfs. “MMcf’ shall mean 1,000,000 cfs. “MMcfd” shall mean MMcf per day.

2.9 “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at nine o’clock (9:00) a.m. Central Daylight or Standard time, whichever is in effect, or such other mutually agreed to period of time.

2.10 “Delivery Point(s)” shall mean the point(s) where the meter(s) is located at the outlet of the Plant at the interconnection with the Gathering Facilities or Downstream Pipeline.

2.11 “Downstream Pipeline” shall mean the existing pipeline immediately downstream of the Delivery Point(s) established hereunder.

2.12 “Effective Date” shall have the meaning set forth in the Preamble.

2.13 “Field Fuel Gas” shall mean the fuel and losses consumed in operation of the Gathering Facilities, including field compression and dehydration. The applicable field fuel percentage set forth in the following table shall be used for purposes of calculating Field Fuel Gas:

Gathering System Contract Pressure	Monthly Average Total Gas delivered to Receipt Points including all third party volumes, for the Accounting Period (each Plant)	Field Fuel Percentage
50 psig	0 – 5,000 Mcfd	10%
50 psig	5,001 Mcfd –10,000 Mcfd	8.5%
50 psig	Greater than 10,000 Mcfd	7%

Field Fuel Gas for purposes of this Agreement is agreed to equal the applicable field fuel percentage (from the preceding table) multiplied by the Committed Gas measured at the Receipt Points (in MMBtu’s).

2.14 “Force Majeure” shall have the meaning set forth in Section 10.2.

2.15 “Gas” shall mean natural gas as produced in its natural state including gas from gas wells and casinghead gas produced in association with crude oil that meets the quality standards contained in this Agreement.

2.16 “Gathering Facilities” shall have the meaning set forth in Section 1.4.

2.17 “Gross Heating Value” shall mean the number of Btu’s produced by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of 1.0 cf at a temperature of 60° Fahrenheit on a water-free basis and at a pressure of 14.73 psia and under standard gravitational force (32.17 ft per sec per sec) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air, and when the vapors produced by combustion have condensed to the liquid state. The Gross Heating Value at each Receipt Point(s) shall be deemed to be saturated.

2.18 “Indemnifying Party” shall have the meaning set forth in Section 9.3.

2.19 “Initial Processing Date” shall mean the first day of flow of gas from the Delivery Point.

2.20 “Liquid Hydrocarbon Product(s)” shall mean oil, condensate, and liquefiable hydrocarbons (including, to the extent contained in Plant Inlet Volume, ethane, propane, butane, and natural gasoline products and mixtures thereof, and shall include methane to the extent that removal thereof is necessary in removing other liquefiable hydrocarbons) removed from the Plant Inlet Volume by mechanical separation, extraction, condensation, compression, absorption, stripping, refrigeration, fractionation, or other gas processing.

2.21 “Liquid Hydrocarbons” shall have the same meaning as Liquid Hydrocarbon Products” and shall also mean such Liquid Hydrocarbon Products while components of Plant Inlet Volume (in gaseous or liquid form).

2.22 “Party” shall mean Processor or Supplier individually. “Parties” shall mean Processor and Supplier collectively.

2.23 “Plant” shall have the meaning set forth in Section 1.4.

2.24 “Plant Fuel Gas” shall mean the fuel gas, flared gas, lost and unaccounted for gas, and electricity involved in operation of the Plant. Plant Fuel Gas for purposes of this Agreement is agreed to equal four and one-half percent (4.5%) of the Plant Inlet Volume (in MMBtu’s).

2.25 “Plant Inlet Volume” Shall have the meaning set forth in Section 1.4.

2.26 “Primary Term” shall have the meaning set forth in Section 8.1.

2.27 “Processor” shall have the meaning set forth in the Preamble.

2.28 “psia” shall mean pounds per square inch absolute.

2.29 “psig” shall mean pounds per square inch gauge.

2.30 “Receipt Point(s)” shall mean the existing point(s) and new point(s) to be added by Supplier to Processor’s Gathering Facilities where Processor installs meter(s) to accomplish the measurement of the Committed Gas. For purposes hereof, a Receipt Point will be defined as a wellhead as designated by Supplier, and mutually agreed to by the Parties in writing, now or hereafter located upon the leases or lands within the Committed Areas. Unless otherwise agreed between the Parties, each well connected to Processor’s Gathering Facilities shall have its own separate and distinct metering facility at the wellhead

2.31 “Residue Gas” and “Residue Gas Stream” shall mean that Gas from the Plant Inlet Volume which remains after Shrinkage due to processing and Plant Fuel Gas requirements at the Plant or a third party processing plant.

2.32 “Settlement Statement” shall have the meaning set forth in Section 5.4.

2.33 “Shrinkage” shall mean the reduction in the volume and Btu content of the Plant Inlet Volume which occurs as a result of the removal of Liquid Hydrocarbons contained therein as determined under Paragraph V of Exhibit A.

2.34 “Supplier” shall have the meaning set forth in the Preamble.

Intentionally Deleted

2.36 “T & F” shall have the meaning set forth in Section 7.1.

2.37 “Well Connect Fee” shall have the meaning set forth in Section 1.3.

ARTICLE III

GATHERING AND PROCESSING OF COMMITTED GAS

3.1 Quantity of Committed Gas to be delivered to the Receipt Point(s). Subject to the other terms and provisions hereof, Supplier shall deliver, or cause to be delivered, to Processor at the Receipt Point(s), all Committed Gas now or hereafter produced by and/or under contract to Supplier from the Committed Area. Supplier’s obligation to deliver Committed Gas and Processor’s obligation to receive such Committed Gas shall be subject to Processor receiving the Committed Gas tendered at the Receipt Point(s) pursuant to the terms of this Agreement. Additionally, in recognition of the desirability of maintaining a uniform rate of flow of Gas for processing, Supplier agrees to use commercially reasonable efforts to cause production schedules to be regulated on a day-by-day basis so that Committed Gas shall be made available at the Receipt Point(s) at as uniform a flow rate as possible.

3.2 Line Pressure. Processor, at its sole cost and expense, shall install sufficient compression and/or line size to maintain an initial maximum daily average line pressure of 50 psig at Processor’s metering facilities at each of the Receipt Point(s). The maximum daily line pressure will be 50 psig at each Receipt Point. If Processor fails to maintain a maximum daily average line pressure of 50 psig due to Processor’s equipment, Gathering Facilities or compression unit for a period of thirty (30) days during any rolling sixty (60) day period, Processor, after consultation with Supplier, shall release sufficient volumes to Supplier to allow the maximum daily average pressure to be brought back to 50 psig. Release of volumes shall be done on a well-by-well basis; e.g., if excess volumes are estimated at 500 Mcfd, Processor will release an individual well or wells equaling such amount from this Agreement. If Processor’s failure to maintain a maximum daily average line pressure of 50 psig is due to Supplier’s addition of a well or wells, Processor shall have a period of sixty (60) days from the date of initial production from said well(s) to bring the daily average line pressure down to the maximum of 50 psig, or at Supplier’s option, Processor will release the gas from this Agreement until Processor has remedied the issue.

3.3 Processor’s Duty to Accept Delivery. Subject to the other terms and provisions of this Agreement, commencing with the Initial Processing Date, Processor shall accept all of the Committed Gas delivered to the Receipt Point(s). If at any time or from time to time, Processor is unable to process or cause to be processed all or any part of the Plant Inlet Volume for any reason provided in Article X, Processor, upon notice to Supplier, may reduce the receipt of the Plant Inlet Volume or bypass such Plant Inlet Volume around the Plant and deliver it to the Delivery Point(s) without processing. Processor may elect to bypass a portion of the Plant Inlet Volume; however, in such case the resulting combined Residue Gas Stream shall meet the specifications of the pipeline receiving the Residue Gas. Furthermore, unless otherwise agreed to by the Parties, such reduction or bypassing of Plant Inlet Volume may be done only in proportion that the Gas of other suppliers is so reduced or bypassed per contractual obligations with such other suppliers.

ARTICLE IV

PROCESSING AND RESIDUE GAS

4.1 Processing of Products. Processor shall process or cause others to process the Plant Inlet Volume, except for the Gas which bypasses processing under Paragraph 3.3 above. Such processing shall separate Liquid Hydrocarbons Products from the Plant Inlet Volume including, but not limited to, ethane, propane, butane and natural gasoline. The portion of the Liquid Hydrocarbons which shall be allocable to the Plant Inlet Volume shall be determined in accordance with Article IV of the Accounting Procedure attached as Exhibit A to this Agreement.

4.2 Commingled Residue Stream. Supplier hereby expressly acknowledges that the Plant Inlet Volume will be commingled with other Gas delivered to Processor by third parties so that a commingled Residue Gas stream (the “Commingled Residue Gas”) will remain after the processing of the Plant Inlet Volume and third party Gas delivered for processing. Processor or the operator of the third party plant shall obtain its Plant Fuel Gas from the Commingled Residue Gas and Supplier hereby authorizes such use. The Supplier’s share of the Commingled Residue Gas shall be determined in accordance with Section 5.2 hereof and Article VI of the Accounting Procedure attached as Exhibit A to this Agreement.

4.3 Responsibilities of Processor in the Operations of the Plant and Gathering Facilities. Processor shall operate its Plant and Processor’s Gathering Facilities in material compliance with local, state and federal laws, rules and regulations; provided, however, that Processor shall not be liable to Supplier hereunder except for Processor’s gross negligence or willful misconduct. Processor shall provide all maintenance, repair work, materials, supplies, electrical power, technical supervision and operating personnel required to operate Gathering Facilities.

ARTICLE V

COMPENSATION

5.1 Liquid Hydrocarbon Compensation. Processor shall purchase the Liquid Hydrocarbons included in the Plant Inlet Volume by paying to Supplier 95% of proceeds received by Processor pursuant to Section 7.1 for the fixed NGL Recovery percentages set forth below.

The fixed NGL recoveries for settlement purposes will be as follows:

Ethane	50%
Propane	90%
Butanes	93%
Natural gasoline	95%

5.2 Residue Gas Compensation. Processor shall purchase all Residue Gas included in the Plant Inlet Volume after subtracting the Plant Fuel Gas (calculated as a percentage of the entire Plant Inlet Volume) by paying to Supplier 95% of the proceeds received by Processor for such Gas as set forth in Section 7.2. For purpose of clarity it is understood that the entire Plant Fuel Gas amount including any amounts that might be attributable to the Liquid Hydrocarbons shall be deducted from just the Residue Gas.

5.3 Gathering Fee. Supplier shall pay Processor an additional gathering fee of $.32 per MMBtu based on the amount of the Committed Gas at the Receipt Point. Such fee will be upwardly adjusted annually beginning January 1, 2014 to reflect one-half of the 2013 adjustment, and on a calendar year basis thereafter in accordance with the Consumer Price Index Urban (CPI-U.)

5.4 Settlement Statement Payment. Processor shall provide to Supplier a statement setting forth the calculation of the Settlement Amount (the “Settlement Statement”) in sufficient detail and with all supporting data as reasonably required by Supplier to verify such Settlement Amount. Processor shall transmit the Settlement Statement to Supplier by the last calendar day of each month with respect to the Gas gathered and processed hereunder during the preceding month. Processor shall net the amount due Processor against the amount due Supplier and shall pay, or invoice as a result of such netting, the Settlement Amount indicated on the Settlement Statement not later than the fourth calendar day of the second month following the month in which deliveries were made. All payments made hereunder whether from Processor or Supplier shall be made by electronic funds transfer or ACH.

ARTICLE VI

QUALITY OF COMMITTED GAS

6.1 No Removal of Liquid Hydrocarbons. Supplier agrees that it shall not deliver to the Receipt Point(s) any Committed Gas which has had Liquid Hydrocarbons removed except for any Liquid Hydrocarbons which may be recovered incidental to the removal of free water from the Gas by conventional mechanical field separators upstream of the Receipt Point(s), which Liquid Hydrocarbons shall remain the property of Supplier. Any Liquid Hydrocarbons, drip, condensate or scrubber oil collected in the Gathering Facilities or Plant by Processor shall remain the property of Processor.

6.2 Quality of Committed Gas and Residue Gas. Committed Gas delivered to the Receipt Point(s) under this Agreement shall meet the quality specifications set forth in Exhibit B attached hereto and by this reference made a part hereof. If any of the Committed Gas shall fail to meet the quality specifications set forth in Exhibit B, Processor shall have the right, at its option, to either: (a) accept and process or cause to be processed such Gas, or (b) refuse to accept deliveries of such Gas for processing (even though Processor may accept such deliveries for transportation). Similarly, the Residue Gas, upon leaving the Plant, shall meet the quality specifications set forth in Exhibit B. If the Residue Gas at the Delivery Point(s) shall fail to meet the Gross Heating Value specifications set forth in Exhibit B, Processor may take whatever steps are required to enable the Residue Gas to meet such specifications including, but not limited to, reducing the recovery of Liquid Hydrocarbon Products, and Processor will notify Supplier within 48 hours of what steps have been taken to meet such specifications. In the event that Processor, in its commercially reasonable judgment, deems that the Gas requires dehydration, Processor will provide dehydration.

In the event that Supplier’s Gas does not meet the downstream pipeline tariff requirements and is refused by the downstream pipeline, Processor shall not install equipment or charge Supplier for additional treating without Supplier’s prior written consent.

ARTICLEVll

PRICE OF LIQUID HYDROCARBONS AND RESIDUE GAS FOR SETTLEMENT

7.1 Price of Liquid Hydrocarbons for Settlement. The sales prices of the Liquid Hydrocarbon Products shall be the arithmetic mean of the daily average trading range high and low prices quoted by the Oil Price Information Service (“OPIS”) for the Conway, Kansas, Group 140 Hub, during the Accounting Period, less T&F (as defined below). In the event OPIS should discontinue publishing this pricing information, a comparable successor publication shall be used. At such time that Processor converts transportation of such Liquid Hydrocarbons to Mt. Belvieu, the quoted prices will be based upon the OPIS Mt. Belvieu, TX-non-TET (E/P Mix) “T&F” shall mean the actual third party transportation and fractionation charges, and marketing charges at and downstream of the Plant attributable to such Liquid Hydrocarbon Products.

7.2 Price of Residue Gas for Settlement. The sales price per MMBtu of the Residue Gas shall be the weighted average sales price received by Processor for all Residue Gas in a given accounting period at the Plant(s) to which Supplier’s gas is delivered.

ARTICLE VIII

TERM

8.1 Term. The Original Agreement as Amended shall continue in full force until the Effective Date. This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until November 1, 2017 (the “Primary Term”) and thereafter, this Agreement shall continue in full force and effect for successive periods of one (1) year each until terminated by either Party upon the giving of written notice at least forty-five (45) days prior to the end of the Primary Term or any successive one year term. This Agreement shall be deemed an obligation that runs with the land and shall be binding upon any and all subsequent transferees of the Supplier’s interests hereunder. Supplier agrees that Processor may file a mutually agreed to form of memorandum in the applicable land records acknowledging this Agreement The provisions of Section 1.3 will survive the termination of this Agreement. Supplier will remain responsible for all charges incurred by it while this Agreement was in effect.

8.2 Termination or Suspension Because of Uneconomical Operations. If at any time the Gas volumes or Liquid Hydrocarbons content of the Committed Gas or any other cause shall render the processing of the Plant Inlet Volume, or the operation of a Plant uneconomic in the sole discretion of Processor (or Processor’s processor), Processor may (a) terminate this Agreement on thirty (30) days prior written notice to Supplier, or (b) temporarily suspend operation of this Agreement for increments of one calendar month upon giving five (5) days prior written notice to Supplier before the end of the calendar month which precedes the calendar month that the suspension will begin and such suspension shall remain in effect until the last day of the calendar month in which such uneconomical situation no longer exists (as determined in Processor’s sole discretion); provided, however, that if such suspension extends for three (3) consecutive calendar months or more, Supplier shall have the right, in Supplier’s sole discretion, to terminate this Agreement upon thirty (30) days written notice. In the event Processor elects to so suspend operation of this Agreement, the Committed Gas shall be released during the period of suspension. Processor may resume processing the Committed Gas on the first day of any calendar month, provided that Processor has provided Supplier with 30 days prior written notice of the end of the suspension. If at any time the volume or Liquid Hydrocarbons content of the Gas or any other cause shall render the operation of a Plant to be uneconomical, in the commercially reasonable discretion of Processor, Processor may either temporarily or permanently cease operations at such Plant, or process the Gas at a third party plant or plants. In the event of suspension due to uneconomical operations the Parties will negotiate in good faith for the transportation of Supplier’s gas to a market outlet.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Representation and Warranties of Supplier. Supplier represents and warrants that:

(a) it has title to all of the Liquid Hydrocarbons contained in the Committed Gas delivered hereunder (to the extent Supplier owns or controls such Liquid Hydrocarbons), that it has good right to convey and does hereby convey to Processor, free from all liens and adverse claims, Processor’s share of all Liquid Hydrocarbon Products and Residue Gas, all Plant Fuel Gas and all Shrinkage and title thereto, applicable to the Committed Gas, any and all line and incidental losses between the Receipt Point(s) and the Delivery Point(s) and that it has the right to deliver all Committed Gas during the term of this Agreement;

(b) all royalties, taxes, license fees or other charges on the Committed Gas and Residue Gas available for delivery at the Delivery Point(s), and Liquid Hydrocarbon Products have been or shall be paid when due;

(c) it has the right to deliver the Committed Gas to the Receipt Point(s) as provided in this Agreement and that it will not transfer or assign any of the interests it has in the leases or land in the Committed Area to any third party without obtaining the agreement of such third party to be bound by the terms of this Agreement, as such may be amended from time to time by agreement of the Parties;

(d) it has all requisite authority to enter into this Agreement and to perform its obligations under this Agreement, that this Agreement shall not violate, nor be in conflict with, any provision of its charter or by-laws, and that the execution, delivery, and performance of this Agreement have been duly and validly authorized by all requisite corporate action on its part; and

(e) this Agreement has been duly executed and delivered by Supplier, constitutes a valid and binding obligation of Supplier, and no consent or approval of any third party or other person or entity is necessary with respect to such execution and delivery, or to make this Agreement fully effective and binding upon Supplier.

9.2 Representations and Warranties of Processor. Processor represents and warrants that:

(a) it has all requisite company authority to enter into this Agreement and to perform its obligations under this Agreement, that this Agreement shall not violate, nor be in conflict with, any provision of its charter or by-laws, and that the execution, delivery and performance of this Agreement has been duly and validly, authorized by all requisite corporate action on its part; and

(b) this Agreement has been duly executed and delivered by Processor, constitutes a valid and binding obligation of Processor, and no consent or approval of any third party or other person or entity is necessary with respect to such execution and delivery, or to make this Agreement fully effective and binding upon Processor.

9.3 Indemnification. Each Party shall indemnify (the “Indemnifying Party”) and hold the other Party harmless from all suits, actions, debts, accounts, damages, costs, losses, and expenses (including reasonable attorneys’ fees) arising from, or out of any misrepresentations made by the Indemnifying Party contained in Paragraphs 9.1 or 9.2 of this Agreement, as applicable, or the breach of any warranty given in Paragraphs 9.1 or 9.2 of this Agreement, as applicable. The Party seeking indemnification shall promptly notify the Indemnifying Party of any such suits, actions, debts, accounts, damages, costs, losses or expenses for which this indemnity shall apply.

ARTICLE X

FORCE MAJEURE

10.1 Force Majeure. In the event either Party is rendered unable, in whole or in part, by reason of Force Majeure to carry out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), it is agreed that such Party shall give notice and reasonably full particulars of such Force Majeure, in writing or by electronic media, to the other Party within a reasonable time after the occurrence of the cause relied on, and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the period of any inability so caused, but for no longer period, and such cause shall, as far as possible, be remedied using commercially reasonable efforts.

10.2 Definition of Force Majeure. The term “Force Majeure” as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; conditions arising from a change in governmental laws, orders, rules, or regulations; acts of public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; the necessity for making repairs, tests or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells, processing, or gasification and gas manufacturing facilities; failure of transporter to accept delivery of Liquid Hydrocarbons or Residue Gas; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome, including any claim of Force Majeure by any third party processor. Such term shall likewise include (a) in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire or the delays on the part of such Party in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits, or licenses and (b) in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such material and supplies, permits and permissions. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the commercially reasonable discretion of the Party having the difficulty.

ARTICLE XI

NOTICES

11.1 Notices. All notice, demands and other communications required or permitted under this Agreement shall be in writing, shall be properly addressed to the appropriate Party named below, shall be delivered at the expense of the Party giving notice and shall be deemed to have been delivered when personally delivered to the individual indicated below, or if sent by mail three business days after being sent to the Party charged with such notice:

IF TO PROCESSOR	IF TO SUPPLIER

SemGas, L.P.	ARP Oklahoma, LLC
6120 S. Yale Ave., Suite 700	Park Place Corp Center One

Tulsa, OK 74136	1000 Commerce Drive, Suite 400
Attn: Commercial Manager	Pittsburgh, PA 15275
Phone: 316.315.0204
Fax: 316.315.0244
Or
Attn: Contract Administration	Attn: Energy Marketing
Phone: 918.524.8110	Phone: 412.489.0309
Fax: 918.524.8210	Fax: 412.774.2431

Notwithstanding the above, the Parties may agree to use email, facsimiles or Electronic Data Interchange (EDI) for notices, requests, demands, statements, or bills provided for herein. In such event, they shall be deemed delivered when sent to the Party charged with such notice. Any Party shall change its address by appropriate written notice to the other Party hereto.

ARTICLE XII

GENERAL PROVISIONS

12.1 Compliance with Laws. This Agreement and all operations to be conducted hereunder and in connection herewith are and shall be subject to all applicable laws, rules, orders and regulations now or hereafter promulgated by governmental agencies or bodies, State or Federal, having any jurisdiction over the gathering, transportation, processing and handling of the Committed Gas or of any operation conducted or to be conducted hereunder.

12.2 Taxes. Processor or its representative shall, from the proceeds otherwise owing to Supplier hereunder, timely remit any present, new or increased production, severance, or other taxes or assessments of a similar nature, imposed or levied by the state or any other governmental or duly constituted authority having jurisdiction upon the Committed Gas.

12.3 Revenue Distribution. Processor shall process the required division orders based on title opinions provided by Supplier and shall make basic revenue distribution of the proceeds owing hereunder to Supplier and other relevant entities defined by Supplier in the title opinions. Supplier shall be solely responsible for providing accurate title information to Processor, and Processor shall be able to rely on such information without liability regarding its accuracy.

12.4 Relationship of Parties. Processor shall be regarded as an independent contractor free from any control or direction by Supplier. Further, the rights and obligation of the Parties hereto shall be defined solely by the terms hereof and nothing herein shall be construed as creating a partnership of any kind, joint venture, association or trust, nor shall any Party be considered the agent for the other Party for any purpose whatsoever.

12.5 Exclusion from Subchapter “K”. If, for Federal income tax purposes, this Agreement and the operations hereunder are regarded as creating a partnership, each Party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Processor is authorized and directed to execute on behalf of Supplier such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including all of the returns, statements and data required by Federal Regulations or other law or regulation. Should there be any requirement that each Party hereby affected give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. The Parties shall make similar elections as may be permitted or required by state laws.

12.6 Operations by Supplier. Supplier hereby expressly reserves the right to conduct its operations free from all control by Processor, in such a manner as Supplier, in its commercially reasonable discretion, deems advisable, subject to the terms of this Agreement.

12.7 Exhibits. All exhibits referred to in this Agreement are hereby incorporated by reference. In the event of a conflict between any of the exhibits referred to in this Agreement and this Agreement, the terms and provisions of this Agreement shall control.

12.8 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties respecting the subject matter hereof, there being no oral agreements, promises or representations which are or may be incidental or supplementary to the provisions here. This Agreement was prepared jointly by the Parties and not by one Party to the exclusion of the other Party. This Agreement may only be modified or altered by a document in writing and executed subsequent to the date hereof by the Parties.

12.9 Waiver. The failure of either Party to this Agreement to insist upon the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach thereof, shall not constitute a waiver by said Party for any such provision, breach, or subsequent breach, whether of the same or of any other provision hereof.

12.10 Governing Law. The Parties agree that the Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, excluding any conflicts of law, rule or principle that might refer such construction of the laws of another state and that venue shall be in either state or federal court sitting in Tulsa County, Oklahoma, with respect to any cause of action brought under or with respect to this Agreement.

12.11 Assignment. The terms and conditions of this Agreement shall be binding upon and shall accrue to the benefit of the Parties hereto and their successors and assigns. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment of any of the rights or obligations of either Party, in whole or in part, shall be made subject to the terms of this Agreement. Nothing in this Agreement shall prevent either Party from pledging or mortgaging its rights hereunder as security for its indebtedness. A merger, recapitalization, or change of ownership or control of either corporate entity which is a Party hereto shall not be considered an assignment.

12.12 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT EXCEPT FOR CIRCUMSTANCES INVOLVING FRAUD BY A PARTY, NEITHER PARTY SHALL BE LIABLE OR

OTHERWISE RESPONSIBLE TO THE OTHER PARTY FOR PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES OR FOR LOST PROFITS WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT.

12.13 Severability. The invalidity or unenforceability of any article, paragraph, subparagraph, provision or term of this Agreement shall not affect any other article, paragraph, subparagraph, provision or term of this Agreement.

12.14 Headings for Convenience. Headings used herein are for convenience only and do not constitute part of this Agreement.

12.15 Binding Effect. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Processor:	Supplier:

SemGas, L.P.	ARP Oklahoma, LLC
By: SemOperating G.P., L.L.C., General Partner

Name: Norman J. Szydlowski	Name: Matthew Jones
Title: Chief Executive Officer	Title:

EXHIBIT A

Attached to and made a part of that certain Gas Purchase, Gathering and

Processing Agreement effective August 1, 2013, by and between

SemGas, L.P. and ARP Oklahoma, LLC

ACCOUNTING PROCEDURE

I.	General Provisions

A. Gas Purchase. Gathering and Processing Agreement. All reference to the Agreement shall mean the Gas Purchase, Gathering and Processing Agreement to which this Exhibit A is attached.

B. Definitions. Terms used in this Exhibit A shall have the same meanings as defined in the Agreement. The following additional term shall have the meaning set forth below:

“Btu/Gallon Liquid Ratio Factor” shall mean the number of Btu’s contained in 1 gallon of any component of the Liquid Hydrocarbon Products measured at 60° Fahrenheit. The Gross Heating Value in Btu’s per gallon shall be the values stated as ideal Gas Law. The numerical values of such ratio for each component shall be the numerical values shown in the Gas Processors Association Standard 2145-2000, as amended from time to time.

C. Standard Reporting. All volumes and Btu measurements shall be reported at 14.73 psia and 60° Fahrenheit. For purpose of this Exhibit A, all references to volumes shall mean volumes in Mcf.

D. The Liquid Hydrocarbons components of ethane, propane, iso-butane, normal butane and natural gasoline (sometimes known as Pentane plus (+) will be allocated to Supplier from the Liquid Hydrocarbon Products produced hereunder. For brevity purposes, iso-butane and normal butane will both be referred to as just “butane” in this Exhibit A.

II.	Basis for Allocations

A. Sampling and Analysis of Inlet Streams and Commingled Residue Gas. Processor shall determine the analysis of the Plant Inlet Volume by taking spot sample(s) at the Receipt Point(s) as frequently as deemed necessary, but not less frequently than once each three (3) months. Processor shall provide Supplier at least seven (7) business days prior notice so that Supplier’s personnel can witness such sampling. Processor may, at its sole option, install, maintain, and operate a continuous gas sampler to sample the Gas at the Receipt Point(s). Determination by a continuous gas sampler shall become effective the first day of the month in which the gas sample was collected. Spot sample determinations shall become effective the first day of the month following the determination and shall remain effective until the next subsequent determination. Processor shall cause the Gas sample to be analyzed at a reputable third party commercial laboratory using a chromatograph. The resulting component analyses shall indicate the gross heating value, saturated, at 14.73 psia and 60° Fahrenheit for each sample of the Gas at the Receipt Point(s) and it shall further indicate the gallons of ethane, propane, butane and natural gasoline per thousand cubic feet (GPM) contained in such samples.

B. Calculation of Theoretical Gallons of Ethane, Propane, Butane and Natural Gasoline. The Plant Inlet Volume during an Accounting Period shall be multiplied by the (GPM) of ethane, propane, butane, and natural gasoline contained therein (determined as provided in Paragraph II.A of this Exhibit A) to determine the total theoretical gallons of ethane, propane, butane, and natural gasoline, respectively, contained in such volumes. In the event that any Gas is bypassed around the Plant without processing, all references to the Plant Inlet Volume for purpose of calculating theoretical gallons of ethane, propane, butane and natural gasoline shall mean the calculated volume of Committed Gas at the Receipt Point(s) less the Field Fuel Gas and less any amounts of Gas that are bypassed.

C. Calculation of Theoretical MMBtu’s in the Plant Inlet Volume. The Plant Inlet Volume during an Accounting Period shall be multiplied by the Gross Heating Value of such Plant Inlet Volume, determined from the sampling and analysis as provided in Paragraph II.A of this Exhibit A to arrive at the total theoretical MMBtu’s contained in the Plant Inlet Volume. In the event that any Gas is bypassed around the Plant without processing, all references to the Plant Inlet Volume for purpose of calculating theoretical MMBtu’s shall mean the volume of Committed Gas received and/or calculated at the Receipt Point(s) less the Field Fuel Gas and less any amounts of Gas that are bypassed.

III.	Product Recovery Percentages for Receipt Points

The Product Recovery Percentage of each Liquid Hydrocarbon Product used to determine the gross allocation of ethane, propane, butane and natural gasoline (as provided in Paragraph IV.A of this Exhibit A) from Plant Inlet Volume shall be as follows:

Ethane	50%
Propane	90%
Iso-Butane	93%
Normal Butane	93%
Natural Gasoline	95%

IV. Determination of Ethane, Propane, Butane and Natural Gasoline

A. Gross Allocation. The total theoretical gallons of ethane, propane, butane and natural gasoline contained in the Plant Inlet Volume (determined as provided in Paragraph II.B of this Exhibit A) shall be multiplied by the Product Recovery Percentage provided above with respect to each product to determine the gross allocation of ethane, propane, butane and natural gasoline to the Committed Gas.

B. Net Allocation. The net number of gallons of ethane, propane, butane and natural gasoline allocable to the Plant Inlet Volume shall be determined by multiplying the percentage of to the Liquid Hydrocarbon Products Supplier is to receive (determined as provided in Section 5.1 of the Agreement) by the gross allocation of gallons of ethane, propane, butane and natural gasoline to the Plant Inlet Volume (determined as provided in Paragraph IV.A of this Exhibit A).

V. Determination of Shrinkage

A. MMBtu Content of the Ethane, Propane, Butane, and Natural Gasoline. The MMBtu’s removed from the Plant Inlet Volume as separate Liquid Hydrocarbon Products (i.e., ethane, propane, butane and natural gasoline) during each Accounting Period shall be determined by multiplying the number of gallons of the ethane, propane, butane and natural gasoline, respectively, produced during such Accounting Period from the Plant Inlet Volume, determined as provided in Paragraph IV.A of this Exhibit A, by the Btu/Gallon Liquid Ratio Factor (determined as provided in Paragraph I.B of this Exhibit A), as applicable for each component, in effect for such Accounting Period.

B. Total MMBtu’s Removed from the Plant Inlet Volume. The total MMBtu’s removed from the Plant Inlet Volume as Liquid Hydrocarbon Products during each Accounting Period shall equal the sum of the MMBtu’s removed from the Plant Inlet Volume as ethane, propane, butane and natural gasoline, determined as provided in Paragraph V.A of this Exhibit A.

VI.	Determination of Residue Gas

A. Basis for Determination and Gross Allocation. The theoretical MMBtu’s allocable to Supplier from the Commingled Residue Gas shall be determined by subtracting the sum of 1) the MMBtu’s removed from the Plant Inlet Volume as Liquid Hydrocarbon Products (determined as provided Paragraph V of this Exhibit A) and 2) the MMBtu’s allocable to the Plant Inlet Volume as Plant Fuel Gas from the theoretical MMBtu’s delivered to the Receipt Points in the Committed Gas (determined as provided in Paragraph II.C of this Exhibit A) during the Accounting Period.

B. Net Allocation. The net Commingled Residue Gas allocable to the Plant Inlet Volume shall be determined by multiplying the percentage of MMBtu’s of Residue Gas Supplier is to receive (determined as provided in Section 5 of the Agreement) by the gross allocation of MMBtu’s allocable to the Plant Inlet Volume(determined as provided in Paragraph VI.A of this Exhibit A.

VII.	Audit Rights

A. Examination of Books. Records and Charts. Each Party shall have the right during reasonable working hours to examine the books, records and charts of the other Party to the extent necessary to verify the accuracy of any statement, payment calculations or determinations made pursuant to the provisions contained herein. The accuracy of any statement, payment calculation or determination made pursuant to the provisions contained herein shall be conclusively presumed to be correct twenty-four (24) months after the charts and records were generated or prepared if not challenged in writing prior thereto. If any such examination shall reveal, or if either Party shall discover, any error in its own or the other Parts statements, payment calculations or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter.

EXHIBIT B

Attached to and made a part of that certain Gas Purchase, Gathering and

Processing Agreement effective August 1, 2013, by and between

SemGas, L.P. and ARP Oklahoma, LLC

GAS QUALITY AND GAS MEASUREMENT

The commingled stream of Committed Gas delivered to Processor’s Gathering Facilities shall:

A. Be measured at a pressure base of fourteen and seventy-three hundredths (14.73) pounds per square inch and at a temperature of sixty degrees (60°) Fahrenheit. The Committed Gas may be saturated with water vapor, but shall not contain any free water.

B. Not contain more than four parts per million of hydrogen sulfide as determined by quantitative methods in general use in the industry and mutually acceptable to both Parties.

C. Not contain any diluents, impurities, non-hydrocarbon components or other substances which would render the gas incapable of meeting the quality specifications of the Downstream Pipeline(s) receiving Residue Gas at the Delivery Point(s) at each Plant.

D. Not contain in excess of six (6) percent nitrogen.

E. Not contain less than 1,000 Btu per cubic foot. In the event that the Gross Heating Value of the Committed Gas falls below 1,000 Btu per cubic foot, Processor shall have the option to refuse to accept Committed Gas so long as the Gross Heating Value remains below 1,000 Btu per cubic foot (even though Processor or its designee may accept such deliveries for gathering and/or transportation).

F. Meet the above specifications, and be commercially free from dust, gum, gum-forming constituents, or other liquid or solid matter which might become separated from the Committed Gas in the course of gathering and/or transportation through Processor’s or its designee’s system.

G. Have a maximum temperature of one hundred twenty degrees Fahrenheit (120°F) and a minimum temperature of forty degrees Fahrenheit (40°F).

H. Not contain in excess of two (2%) percent of carbon dioxide (by volume).

I. Not contain in excess of 50 parts per million of oxygen.

The Residue Gas delivered to the Delivery Point(s) shall meet the specifications designated by the applicable third party processor or transporter. Supplier and Processor agree that in the event such processor or transporter refuses to accept Residue Gas because it does not meet applicable specifications, Processor will make a commercially reasonable effort to process any such Residue Gas at Processor’s Plant or at a third party processing plant, on the terms and conditions of Processor’s contract with the relevant processor or transporter.

MEASURING EQUIPMENT AND TESTING

A. Installation and Operation. Processor or its designee shall construct, own, operate, and maintain, all measuring facilities necessary to accomplish the receipt of Committed Gas Processor for the account of Supplier at the Receipt Point(s) herein. Each Party shall, at all reasonable times, have access to the premises of the other for inspections, insofar as such premises are connected with any matter or thing covered hereby. The operation of measuring equipment, changing of charts and/or obtaining electronic data shall be done only by the employees or agents of Processor or its designee at the Receipt Point(s).

B. Testing and Repair of Equipment.

1. Processor and Supplier shall each maintain their own measuring equipment to be accurate and in good repair, making such periodic tests as necessary to verify the condition of meter tubes, orifice plate, and the flow recorder or flow computer. Both Parties agree to give each other seven (7) business days notice prior to such tests of the measuring equipment so that if desired, either Party may have its representative present. Either Party shall have the right to challenge the accuracy of the other Party’s equipment, and when challenged, the equipment shall be tested, calibrated and, if required, repaired by the challenged Party; the cost of such special test to be borne by the challenged Party if the percentage of the total metering inaccuracy is found to be more than two percent (2%), but if the percentage of the total metering inaccuracy is found to be two percent (2%) or less, the cost of such special test shall be borne by the challenging Party. If upon any test, the percentage of the total metering inaccuracy is found to be in excess of two percent (2% ), registrations therefore shall be corrected for a period extending back to the time such inaccuracy occurred if such time is ascertainable, and if not ascertainable, then back one-half (1/2) of the time elapsed since the last date of calibration, but not to exceed 90 days. Any measuring equipment determined to be measuring inaccurately in any percentage shall be adjusted at once to read accurately.

2. If, for any reason, the meter(s) are out of service or out of repair so that the amount of Committed Gas received cannot be ascertained or computed from the readings thereof, the Committed Gas received during the period such meter(s) are out of service or out of repair shall be estimated and agreed upon by the Parties hereto by the use of the first applicable of the following methods:

a. By comparative utilization of any like check measuring equipment installed by Supplier or Supplier’s Designee if such check measuring equipment can be proven and verified to be measuring accurately subject to the check meter provisions in Paragraph E of this Section, or

b. By computing the error if the percentage of error is ascertainable by calibration test or mathematical calculations, or

c. By estimating the quantity of Committed Gas received by reference to actual receipts of Committed Gas during preceding periods under similar conditions when Processors measuring equipment was registering accurately.

C. Inspection of Charts and Records. The charts and records from the measuring equipment shall remain the property of Processor and shall be kept on file for a period of time not less than twenty-four (24) months after the charts and records were generated or prepared. At any time within such period, upon written request by Supplier, records and/or charts from the measuring equipment, together with calculations there from, will be submitted for Supplier’s inspection and verification, subject to return to Processor within thirty (30) days from receipt thereof. Supplier or Supplier’s Designee shall retain its charts and records for the same period of time as Processor’s obligation under this Paragraph.

D. Telemetering. Processor and Supplier shall each have the right, but not the obligation, to install and operate telemetering equipment it deems necessary to carry out Supervisory Control and Data Acquisition (SCADA) or other operational needs at any Receipt Point(s) contemplated hereunder, provided Processor’s normal operations are not materially impeded.

E. Check Meter. Supplier or Supplier’s Designee shall have the right to install, maintain as described in Paragraph A of this section, and operate such check measurement equipment as it may desire, but same shall not materially interfere with or impede in any way the operation of Processor’s measurement or other equipment hereunder, and all calibrating and adjusting of check meters and changing of charts shall be done by Supplier or its designees. Such check meters may be installed at the Receipt Point(s) only. Furthermore, Processor must be notified seven (7) calendar days prior to all testing and calibration in order to have a representative present. In the event Processor proves the inaccuracy of Supplier’s check meter or all applicable check meter maintenance records are not available, both Parties agree to incorporate the next applicable alternate method detailed in Paragraph B.2 of this Section to resolve the discrepancy.

EXHIBIT C

Attached to and made a part of that certain Gas Purchase, Gathering and

Processing Agreement effective August 1, 2013, by and between

SemGas, L.P. and ARP Oklahoma, LLC

DESCRIPTION OF GAS PROCESSING PLANT(S)

Nash cryogenic plant located in Section 28, T25N, R8W in Grant County, Oklahoma

Hopeton cryogenic plant located in Section 31, T26N, R13W in Woods County, Oklahoma

Rose Valley I and II plants located in Section 6, T25N, R14W in Woods County, Oklahoma

EXHIBIT D

Attached to and made a part of that certain Gas Purchase, Gathering and

Processing Agreement effective August 1, 2013, by and between

SemGas, L.P. and ARP Oklahoma, LLC

DESCRIPTION OF COMMITTED GAS

Subject to Paragraph 1.1 and 3.3 of this Agreement, Supplier’s share of all Gas now or hereafter produced from all leases either currently owned or acquired during the term of this Agreement located in the following townships and ranges in Oklahoma:

Township	Range	County
23N	7W, 8W	Garfield
23N	9W	Garfield, Major
24N	7W, 8W	Garfield
25N	7W, 8W	Grant
24N	9W, 10W, 11W, 12W	Alfalfa
25N	9W, 10W, 11W, 12W	Alfalfa
26N	9W, 10W, 11W, 12W	Alfalfa
24N	13W, 14W, 15W	Woods
25N	13W, 14W, 15W	Woods
26N	13W, 14W, 15W	Woods
27N	14W, 15W	Woods